[LOGO]

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

SALEM, NH – April 26, 2007 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the third quarter of fiscal 2007 ended March 31, 2007.

▪

Net sales for the third quarter of fiscal 2007 increased 8.2% to $160.7 million from $148.5 million in the third quarter of fiscal 2006.

▪

Income from operations for the third quarter of fiscal 2007 declined to $4.8 million from $9.3 million in the third quarter last year.

▪

Income from continuing operations for the third quarter of fiscal 2007 was $1.9 million, or $0.15 per diluted share, compared with $4.8 million, or $0.38 per diluted share, in the third quarter of fiscal 2006.

▪

Net income for the third quarter of fiscal 2007 was $1.3 million, or $0.10 per diluted share, compared with net income of $5.5 million, or $0.44 per share, in the third quarter of fiscal 2006.

▪

Net working capital (defined as accounts receivable plus inventories less accounts payable) decreased to $129.0 million at March 31, 2007 from $133.6 million at March 31, 2006.  Working capital turns decreased to 5.0 turns from 5.1 turns for the third fiscal quarter of 2006.

▪

Net debt (defined as short-term debt plus long-term debt less cash) increased to $147.5 million at March 31, 2007 from $58.3 million at December 31, 2006.  The company’s balance sheet leverage ratio of net debt to total capital increased to 41.0% at March 31, 2007 from 21.6% at December 31, 2006.

“Challenging market conditions at our Air Distribution and Hydraulic Products groups and timing of projects and customer orders that affected several other business units led to disappointing third-quarter fiscal 2007 financial results,” said Roger Fix, Standex’s president and chief executive officer.  “However, we have reason for optimism regarding our short- and long-term prospects as we expect to see a significant rebound in our operating performance in the fourth quarter.1  We anticipate to see growth at our Food Service Equipment Group and near-term improvements by our Engineered Products and Engraving groups which will contribute to improved fourth-quarter performance.1  In addition, we are confident that our success in capturing market share at ADP and an international expansion initiative at the Hydraulics Products Group will have a positive impact on our FY2008 financial performance.1”

The Food Service Equipment Group posted third-quarter, year-over-year sales growth of 43% and operating income growth of 49%.  “The Food Service Equipment Group turned in solid improvement in the third quarter,” continued Fix.  “Our recent acquisitions, APW Wyott and AFS, performed in line with our high expectations and our base businesses collectively reported double-digit growth in operating income.  We continue to expect that the acquisitions will be accretive within the first 12 months of combined operations.1  We are pleased with the favorable trends that we are seeing at this Group.”

The Engineered Products Group’s third-quarter revenue and operating income declined by 6% year-over-year as a result of timing of large projects.

“Based on the robust demand we’re seeing from all end markets and customer commitments at the Spincraft business, we expect to see double-digit sales growth in the fourth quarter of fiscal 2007,1” continued Fix.  “In fact, we already have captured business that will increase Spincraft’s organic revenues by $10 million in fiscal 2008.”  The company will highlight the Spincraft business on its third-quarter conference call today. See below for further information on accessing the call.

“The electronics business also performed well as it focuses on attracting higher margin sales volume by capitalizing on new opportunities in diverse markets,” said Fix.  “We also have made important progress in manufacturing electronics products at our Tianjin, China facility.  Thus far, we have been very pleased with the aggressive ramp up of the operation, the high quality of the products and the margin improvement it has generated.  By the end of Standex’s fiscal year in June, we expect to be on a run rate to ship 15% of our total electronics volume from the Tianjin facility.1  Our goal is to ship 25% of all electronics volume from China by the end of fiscal year 2008.”

The Engraving Group’s year-over-year sales dropped by 15% due primarily to the delay of several new platform projects by the Group’s global OEM automotive customers.  Third-quarter income from operations was down 59% year-over-year due to reduced sales volume and a higher percentage of lower margin sales.

“While we were affected by some short-term delays in the third quarter, we began to see a pickup in demand beginning in March,” said Fix.  “We expect that positive trend to continue and that we will report solid results in the fourth quarter and continuing into fiscal 2008.1  It is important to note that while we expect sequential fourth-quarter growth, the year-over-year comparison will be difficult as we reported an unusually high level of revenue in the fourth quarter of fiscal 2006.”

Air Distribution Products Group (“ADP”) year-over-year sales declined by 16% as a result of the downturn in the new residential construction market.  ADP reported a loss for the quarter due to lower sales volume and an unfavorable price-to-cost ratio on materials.

“ADP’s top-line growth is outperforming the overall housing start market, which analysts say has declined by 25 to 30% year over year,” said Fix.  “The Group continues to increase market share as it expands its presence in the U.S. Southwest and penetrates major wholesalers and big box retailers.  In fact, several major accounts have recently committed to switching $15 to $20 million of additional volume to ADP.  We already have begun to see some orders from this new business, and we expect this volume to ramp up over the next two to three quarters.1”

“In addition, ADP has instituted price increases and taken actions to lower material costs in order to improve margins,” added Fix.  “We expect to begin to see the results of these actions beginning in the first quarter of fiscal 2008.1  We believe ADP offers Standex a significant opportunity for growth when the housing start market rebounds.1”

Hydraulics Products Group revenues fell by 22% year-over-year due to continued weak market conditions, which were exacerbated by new EPA rules that went into effect on January 1, 2007.  Operating income declined by 34% year-over-year as a result of reduced sales volume.

“Our Hydraulics Products Group recently committed to create a manufacturing capability at Standex’s Tianjin, China facility,” said Fix.  “We expect to begin shipping hydraulic products from the facility in the second quarter of fiscal 2008.1  The facility eventually will be used to serve both the Chinese and European markets.  This is an important milestone for the Group as it will enable us to become a truly global player, providing Standex with new organic growth opportunities.”

Business Outlook

“We anticipate solid improvement in our Food Service Equipment, Engraving and Engineered Products Groups in the fourth quarter and continuing into fiscal 2008,1” said Fix.  “While we expect that our ADP and Hydraulics Groups will continue to face some market headwinds, we are encouraged by the success of our growth initiatives at those groups.1  ADP’s ability to capture market share in new geographic markets and an international expansion at the Hydraulics Products Group will provide additional opportunities for growth, especially when those markets rebound.  We expect to report improved financial results in the fourth quarter and we are very enthusiastic about our growth prospects in fiscal 2008.1”

Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 32980785.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Food Service Equipment Group, Air Distribution Products Group, Engineered Products Group, Engraving Group and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China. For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are complexities in integrating the recent acquisitions into the Company’s existing group of food service equipment businesses and achieving the sales and cost synergies in connection with those acquisitions.  Other factors include changes in the general domestic and international economic conditions including more specifically international expansion activities in China, conditions in the automotive, aerospace, energy, housing and general transportation markets, the ability to procure, capitalize on and maintain new business opportunities across all business lines of Standex, the impact of new EPA emission regulations affecting our Hydraulics Products Group, market demand, the relative mix of products and increased material costs which impact margins and operating efficiencies, the ability to institute and maintain price increases as well as the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2006, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management’s estimates change.

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2007	2006	2007	2006
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$ 160,663	$ 148,496	$ 449,421	$ 436,547

Income Before Taxes	$ 2,095	$ 7,312	$ 17,612	$ 22,990
Provision for Taxes	240	2,526	4,998	7,943
Income from continuing operations	1,855	4,786	12,614	15,047

Income from discontinued operation, net of tax	(583)	741	5,607	1,271

Net Income	$ 1,272	$ 5,527	$ 18,221	$ 16,318

EARNINGS PER SHARE:

Basic
Income from continuing operations	$ 0.15	$ 0.39	$ 1.03	$ 1.23
Income/(loss) from discontinued operations	(0.05)	0.06	0.46	0.10
Total	$ 0.10	$ 0.45	$ 1.49	$ 1.33

Diluted
Income from continuing operations	$ 0.15	$ 0.38	$ 1.02	$ 1.20
Income/(loss) from discontinued operations	(0.05)	0.06	0.45	0.10
Total	$ 0.10	$ 0.44	$ 1.47	$ 1.30

SEGMENT DATA

NET SALES
Food Service Equipment	$ 82,409	$ 57,467	$ 207,630	$ 181,559
Air Distribution Products	26,013	30,949	83,825	98,610
Engraving	20,868	24,583	64,016	62,785
Hydraulics Products	9,480	12,098	27,755	32,131
Engineered Products	21,893	23,399	66,195	61,462
TOTAL	$ 160,663	$ 148,496	$ 449,421	$ 436,547

OPERATING INCOME
Food Service	$ 3,561	$ 2,396	$ 11,814	$ 13,259
Air Distribution Products	(310)	2,847	3,539	8,927
Engraving	1,961	4,767	6,645	8,596
Hydraulics Products	1,157	1,753	3,860	4,910
Engineered Products	2,787	2,953	7,440	6,575
Restructuring	(45)	(69)	(335)	(857)
Corporate	(4,306)	(5,367)	(10,063)	(13,410)
TOTAL	$ 4,805	$ 9,280	$ 22,900	$ 28,000